Exhibit 99.1


 July 28, 1999                              CONTACT:   Bryant Kinney
                                                       Duke Energy

704/382-2208

                                                       Raffaella Menezes
                                                       Hill & Knowlton - Brazil
                                                       (55-11) 5505-3738


                     DUKE ENERGY WINS PRIVATIZATION BID FOR
                      LEADING BRAZILIAN GENERATING COMPANY


SAO PAULO, BRAZIL -- Duke Energy International (DEI), a subsidiary of Duke Energy, announced it was the successful bidder in today's privatization of Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema) - Brazil's eleventh largest electric generating company. DEI's bid for a controlling interest in Paranapanema was approximately $US 680 million. DEI will assume operational control of the company following the signing of the Concession Contract, scheduled for late September.

Paranapanema is one of three companies formerly constituting the Sao Paulo
Energy Company and the first of the three to be privatized. It is Brazil's second main electric generating company privatization, following that of Gerasul in 1998. Located in the State of Sao Paulo, Paranapanema has a total installed capacity of 2,307 megawatts and includes eight high-quality hydroelectric generation facilities located along the Paranapanema River that produced approximately 14,120 gigawatt hours in 1998.
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"Paranapanema is an excellent addition to DEI's growing Latin American portfolio of integrated energy assets and trading and marketing business," said DEI President and CEO Bruce Williamson. "Located in the industrial heartland of Brazil and MERCOSUR, Paranapanema provides DEI opportunities to supply the region's growing demand for electricity and energy services."

"Latin America is one of the largest and most dynamic energy markets in the world," Williamson said. "DEI will leverage the technical and operational expertise, market experience and financial strength of Paranapanema to develop, manage and own integrated energy assets and establish itself as a leading energy company in Brazil. It is a key component of our Latin American growth strategy."

In Latin America, DEI's energy business spans the entire energy value chain from exploration, production, gathering, processing and transportation of natural gas through to generation, electric transmission and energy trading and marketing. Once the Paranapanema purchase is finalized, DEI's diverse portfolio of assets will include operations and ownership in approximately 4,400 megawatts of power generation, 125 miles of natural gas pipeline and 245 miles of electric transmission located throughout Argentina, Brazil, Chile, Ecuador and Peru.

Duke Energy International, a subsidiary of Duke Energy, is a leading owner, operator and developer of integrated energy projects in Asia Pacific and Latin America. DEI's diverse investment and asset portfolio spans the entire energy value chain from exploration, production, gathering, processing and transportation of natural gas through to generation, electric transmission and energy trading and marketing.

Duke Energy (NYSE:DUK) is a global energy company with more than $26 billion in assets. Headquartered in Charlotte, N.C., the company reaches into more than 50 countries, producing energy, transporting energy, marketing energy and providing energy services. In the United States, Duke Energy companies provide electric service to approximately two million customers in North Carolina and South Carolina; operate interstate pipelines that deliver natural gas to various regions of the country; and are leading marketers of electricity, natural gas and natural gas liquids. Additional information about the company is available on the Internet at:

www.duke-energy.com

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